Exhibit 4.32

Execution Version

JOINDER NO. 1, dated as of June 29, 2017 (the “Joinder Agreement”), to the PARI PASSU INTERCREDITOR AGREEMENT dated as of March 30, 2017 (the “Intercreditor Agreement”), among Credit Suisse AG, as term administrative agent under the tranche C term loan facility under the Credit Agreement (in such capacity and together with its successors, the “Tranche C Term Administrative Agent”), Citibank, N.A., as collateral trustee under the Collateral Trust Agreement (in such capacity and together with its successor, the “Collateral Trustee”), Wilmington Trust, National Association, as Initial Other Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.

A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.    Reference is made to that certain Indenture (as amended, supplemented or otherwise modified from time to time, the “Indenture”), dated as of the date hereof, among Federal-Mogul LLC, a Delaware limited liability company (the “Company”), Federal-Mogul Financing Corporation, a Delaware corporation (“FinCo”), each as issuers, the subsidiaries of the Company as guarantors party thereto, The Bank of New York Mellon, London Branch, as trustee and as paying agent, and The Bank of New York Mellon SA/NV, Luxembourg Branch, as registrar and transfer agent.

C.    As a condition to the ability of the Borrower to incur Other First Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Other First Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 5.14 of the Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by, the Intercreditor Agreement, pursuant to the execution and delivery by the Additional Senior Class Debt Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.14 of the Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Intercreditor Agreement and the First Lien Security Documents.

Accordingly, the New Representative agrees as follows:

SECTION 1.    In accordance with Section 5.14 of the Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt in respect of the Indenture becomes subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Other First Lien Secured Parties in respect of the Indenture. Each reference to an “Authorized Representative” in the Intercreditor Agreement shall be deemed to include the New Representative. The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Representative represents and warrants to the Collateral Trustee, each Authorized Representative and the other First Lien Secured Parties, individually, that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as trustee under the Indenture, (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (c) the Other First Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Intercreditor Agreement as Other First Lien Secured Parties.

SECTION 3.    This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when the Collateral Trustee shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.    Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5.    THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPALS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SECTION 6.    In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to them at their respective addresses set forth below their signatures hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

THE BANK OF NEW YORK MELLON, LONDON BRANCH, as Additional Senior Class Debt Representative (in its capacity as trustee for the holders of the Notes under the Indenture as defined in this Joinder Agreement)

By:	/s/ Trevor Blewer
	Name:	Trevor Blewer
	Title:	Vice President

Address for notices:

One Canada Square
London E14 5AL

Attention of: Corporate Trust Administration

Telecopy: corpsov4@bnymellon.com

Each of the undersigned acknowledges, and acknowledges receipt of, this Joinder Agreement:

CITIBANK, N.A., as Collateral Trustee

By:	/s/ David Foster
	Name:	David Foster
	Title:	Vice President

CREDIT SUISSE, AG, CAYMAN ISLANDS BRANCH, as Tranche C Term Administrative Agent and an Authorized Representative

By:	/s/ Christopher Day
	Name:	Christopher Day
	Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
	Name:	Karim Rahimtoola
	Title:	Authorized Signatory

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Initial Other Authorized Representative

By:	/s/ Hallie E. Field
	Name:	Hallie E. Field
	Title:	Assistant Vice President